As filed with the Securities and Exchange Commission on June 6, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ormat Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	88-0326081 (I.R.S. Employer Identification No.)

6140 Plumas Street Reno, Nevada (Address of Principal Executive Offices)	89519-6075 (Zip Code)

Ormat Technologies, Inc. Amended and Restated 2018 Incentive Compensation Plan

(Full title of the plan)

Jessica Woelfel

General Counsel and Chief Compliance Officer

Ormat Technologies, Inc.

6140 Plumas Street

Reno, Nevada 89519

(775) 356-9029

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Colin J. Diamond

Scott Levi

White & Case LLP

1221 Avenue of the Americas

New York, New York 10022

(212) 903-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On May 8, 2018, Ormat Technologies, Inc. (the “Company” or the “Registrant”) filed a registration statement on Form S-8 (File No. 333-224752) (the “Initial Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 5,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), for issuance or sale pursuant to the Ormat Technologies Inc. 2018 Incentive Compensation Plan (the “2018 ICP”).

On April 7, 2022, the Company’s Board of Directors adopted, subject to approval by stockholders, the Amended and Restated 2018 Incentive Compensation Plan (the “A&R 2018 ICP”), which the Company’s stockholders approved at the Company’s 2021 Annual Meeting of Stockholders held on June 2, 2022. The A&R 2018 ICP made the following amendments to the 2018 ICP:

●	increased the number of shares of Common Stock authorized for issuance by 1,700,000 shares to a total of 6,700,000 shares of Common Stock;

●

adjusted the fungible rate at which full value awards granted under the 2018 ICP (i.e., awards other than options and stock appreciation rights) are counted against the shares of Common Stock available for issuance under the 2018 ICP from 3.0 shares to 2.15 shares for every one share subject to a future full-value award granted under the A&R 2018 ICP; and

●	implemented a required one-year minimum vesting period (subject to limited exceptions) for new equity awards granted under the A&R 2018 ICP.

The Company is filing this registration statement on Form S-8 (this “Registration Statement”) solely for the purpose of registering the 1,700,000 additional shares of Common Stock authorized for issuance under the A&R 2018 ICP. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares of Common Stock that may become issuable under the A&R 2018 ICP by reason of anti-dilution and other adjustments.

Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Initial Registration Statement, and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information *

Item 2. Registrant Information and Employee Plan Annual Information *

* As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in this Part I of Form S-8 (“Plan Information” and “Registrant Information and Employee Plan Annual Information”) will be sent or given to employees as specified by the Commission pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Company hereby incorporates by reference in this Registration Statement the following documents previously filed with the Commission:

(a)

the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 25, 2022 (the “Annual Report”), including the portions of the Company’s Definitive Proxy Statement on Schedule 14A filed on April 18, 2022 that are incorporated by reference in the Annual Report;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 4, 2022;

(c)	the Company’s Current Report on Form 8-K filed on January 27, 2022 and Current Report on Form 8-K filed on June 6, 2022 (excluding the information furnished pursuant to Item 7.01 thereto); and

(d)

the description of the Company’s common stock contained in the Registration Statement on Form 8-A (File No. 001-32347), filed on November 8, 2004, and any amendment or report filed for the purpose of updating this information (including Exhibit 4.4 to the Company’s 2021 Annual Report).

In addition, each document or report subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the Company indicates in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits

Exhibit No.	Description
4.1

Fourth Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2019.

4.2	Sixth Amended and Restated By-Laws, incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2021.
4.3

Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-117527) filed with the Securities and Exchange Commission on July 21, 2004.

4.4

Ormat Technologies, Inc. Amended and Restated 2018 Incentive Compensation Plan, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2022.

5.1	Opinion of White & Case LLP.
23.1	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, Independent Registered Public Accounting Firm.
23.2	Consent of White & Case LLP (contained in Exhibit 5.1).
107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reno, Nevada, on June 6, 2022.

ORMAT TECHNOLOGIES, INC.

By:	/s/ Doron Blachar
Name: Doron Blachar
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Doron Blachar and Assaf Ginzburg, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Doron Blachar
Doron Blachar	Chief Executive Officer (Principal Executive Officer)	June 6, 2022

/s/ Assaf Ginzburg
Assaf Ginzburg	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 6, 2022

/s/ Isaac Angel
Isaac Angel	Chairman of the Board of Directors	June 6, 2022

/s/ Karin Corfee
Karin Corfee	Director	June 6, 2022

/s/ David Granot
David Granot	Director	June 6, 2022

/s/ Michal Marom
Michal Marom	Director	June 6, 2022

/s/ Mike Nikkel
Mike Nikkel	Director	June 6, 2022

/s/ Dafna Sharir
Dafna Sharir	Director	June 6, 2022

/s/ Stanley B. Stern
Stanley B. Stern	Director	June 6, 2022

/s/ Hidetake Takahashi
Hidetake Takahashi	Director	June 6, 2022

/s/ Byron Wong
Byron Wong	Director	June 6, 2022